Exhibit 99.1

For Immediate Release

SAIC Appoints New Chief Financial Officer

Charles Mathis Joins Executive Leadership Team

MCLEAN, Va.--(BUSINESS WIRE)--Science Applications International Corp. (NYSE: SAIC) today announced the appointment of Charles A. Mathis as executive vice president and chief financial officer, effective November 14, 2016.  Interim CFO Maria M. Bishop will resume her duties as corporate controller. Mathis will report to CEO Tony Moraco.

Mathis joins SAIC from ScanSource Inc., a global public company focused on technology services and products, where he was executive vice president and CFO since 2012. Prior to joining ScanSource, Mathis was executive vice president and CFO for Force Protection Inc., based in South Carolina, where he led strategic and operational improvements of the global defense company. He was also the CFO for Fort Worth-based EFW, Inc., the U.S.-based subsidiary of the Israeli defense contractor, Elbit Systems.

“Charlie has broad global experience in the defense, technology, and financial sectors,” Moraco said. “We are pleased to welcome Charlie to our executive leadership team and know that his experience in those sectors, as well as his focus on strategic growth, will be a great fit for SAIC. I also want to thank Maria for an exemplary job as interim CFO for the past four months.”

After earning his bachelor’s degree from Wake Forest University, Mathis served as an officer in the U.S. Marine Corps and earned an MBA from the University of Chicago. He has extensive experience in mergers and acquisitions, finance and accounting, financial controls, and U.S. government contracting and compliance.

About SAIC

SAIC is a premier technology integrator providing full life cycle services and solutions in the technical, engineering, intelligence, and enterprise information technology markets. SAIC is Redefining Ingenuity through its deep customer and domain knowledge to enable the delivery of systems engineering and integration offerings for large, complex projects. SAIC’s more than 15,000 employees are driven by integrity and mission focus to serve customers in the U.S. federal government. Headquartered in McLean, Virginia, SAIC has annual revenues of approximately $4.3 billion. For more information, visit saic.com. For ongoing news, please visit our newsroom.

Certain statements in this announcement constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties and a number of factors could cause our actual results, performance, achievements, or industry results to be very different from the results, performance, or achievements expressed or implied by such forward-looking statements. Some of these factors include, but are not limited to, the risk factors set forth in SAIC's Annual Report on Form 10-K and other such filings that SAIC makes with the SEC from time to time, which may be viewed or obtained through the Investor Relations section of our web site at www.saic.com. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.

SAIC Media Contact:

Science Applications International Corp.

Lauren Presti, 703-676-8982

lauren.a.presti@saic.com